Exhibit 99.1

Silexion Therapeutics Reports Groundbreaking Positive Initial Data from
Systemic Administration of SIL204 in Orthotopic Pancreatic Cancer Models

Silexion Therapeutics' Latest Data Demonstrates that Subcutaneously Administered SIL204
Reduces Both Primary Tumors and Metastases in Clinically Relevant Orthotopic Models Where
Human Pancreatic Cancer Cells Grow in Their Native Environment

GRAND CAYMAN, Cayman Islands, March 05, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced positive data from orthotopic pancreatic cancer models demonstrating that subcutaneously administered SIL204 effectively reduces both primary tumor growth and metastatic spread.

These findings represent a significant advancement over previously reported data by providing further validation of SIL204's efficacy in the more clinically relevant orthotopic setting, where human pancreatic tumor cells are implanted directly into the pancreas to better mimic human disease progression, including, for the first time, in metastasis patterns.

Key New Findings

•
Initial validation using orthotopic models: SIL204 administered subcutaneously (systemically) showed significant efficacy in orthotopic xenograft models where tumors grow in their native pancreatic environment, representing a more clinically relevant setting than our previous subcutaneous xenograft models.

•	Cell line-specific efficacy profiles: SIL204 showed robust activity across multiple pancreatic cancer cell lines with different KRAS mutation profiles:

o	In AsPC-1 (harboring KRAS G12D mutation): ~70% reduction in overall bioluminescence (an indication of tumor cell number) as compared to the control group, by day 28.

o
In Panc-1 (harbouring KRAS G12D mutation): Bioluminescence or tumor cell numbers decreased dramatically in a dose-dependent manner, with the highest-dose group showing the most significant effect. Bioluminescence in the control group increased by approximately more than 100% while in the SIL204 treated group it decreased by 12% compared to baseline, a substantial reduction by day 14 compared with the control group (P-value < 0.05), demonstrating the significant therapeutic impact of SIL204.

o	In BxPC-3 (additional KRAS wild-type model): ~80% reduction in overall bioluminescence, as compared to the control group, by day 28.

•
Metastasis reduction demonstrated for the first time: SIL204 treatment significantly reduced metastatic spread to secondary organs; substantially lowering metastatic burden across the liver, intestine, spleen and stomach in the two models checked for the various organs, Panc-1 and BxPC-3 models.

•
Initial validation for systemic delivery efficacy: Subcutaneous administration of SIL204 proved effective in reaching and treating pancreatic tumors and their metastases, confirming systemic delivery as a viable administration route.

"These orthotopic model results represent a pivotal advancement in our development program," said Mitchell Shirvan, Ph.D., CSO of Silexion. "While our previous data showed SIL204's ability to reduce tumor growth in standard models, these new findings provide initial validation of its potential effectiveness in a much more clinically relevant setting. Particularly exciting is the demonstration that SIL204 can significantly reduce metastatic spread when administered subcutaneously, suggesting potential for treating both primary and metastatic disease with a minimally-invasive delivery method."

Based on these encouraging results, Silexion is actively exploring an expanded development plan for SIL204 using the systemic administration approach. The Company is finalizing an updated development strategy that leverages these new findings and expects to provide more detailed information in the coming weeks, as previously indicated in recent announcements.

"These results mark the first time we've demonstrated SIL204's ability to address metastatic disease through subcutaneous administration," added Ilan Hadar, Chairman and CEO of Silexion. "The ability to deliver our therapy systemically and still effectively target both primary pancreatic tumors and their metastases represents a significant potential advantage for treating this devastating disease."

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The company's first-generation product, LODER™, has shown promising results in a Phase 2 clinical trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion’s business strategy and ongoing studies are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion’s ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion’s strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion’s future capital requirements and sources and uses of cash, including its ability to obtain additional capital; and (vi) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the company, including the registration statement on Form S-1 filed with the SEC on February 12, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Capital Markets & IR Contact
Arx | Capital Markets Advisors
North American Equities Desk
silexion@arxadvisory.com